Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

WIRELESS MATRIX CORPORATION AND SUBSIDIARY
Management’s Responsibility for Financial Reporting	F-2
Independent Auditors’ Report	F-3
Consolidated Statements of Financial Position as of
April 30, 2012 and 2011 and May 1, 2010	F-4
Consolidated Statements of Loss and Comprehensive Loss
for the years ended April 30, 2012 and 2011	F-5
Consolidated Statements of Cash Flows
for the years ended April 30, 2012 and 2011	F-6
Consolidated Statement of Shareholders’ Equity
for the years ended April 30, 2012 and 2011	F-7
Notes to the Consolidated Financial Statements	F-8

WIRELESS MATRIX 2012 ANNUAL REPORT | F-1

Management’s Responsibility for Financial Reporting

To the Shareholders of Wireless Matrix Corporation (the “Corporation”)

The accompanying consolidated financial statements of Wireless Matrix Corporation are the responsibility of management of the Corporation. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, outlined in the notes to the consolidated financial statements, and include estimates that are based on management’s best judgment. Information contained elsewhere in the annual report is consistent with that contained in the consolidated financial statements.

Management believes the Corporation maintains appropriate systems of internal controls designed to provide reasonable assurance that all transactions are appropriately authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of the consolidated financial statements.

The Audit Committee of the Board of Directors, which is comprised of a majority of directors who are not employees of the Corporation, has reviewed the consolidated financial statements with management and Ernst & Young LLP. The Board of Directors approved the consolidated financial statements on the recommendation of the Audit Committee.

Zalena Khan
Acting Chief Financial Officer

February 4, 2013

WIRELESS MATRIX 2012 ANNUAL REPORT | F-2

Report of Independent Registered Public Accounting Firm

The Board of Directors of Wireless Matrix Corporation

We have audited the accompanying consolidated statement of financial positions of Wireless Matrix Corporation as of April 30, 2012 and 2011, and May 1, 2010 and the related consolidated statements of loss and comprehensive income, changes in shareholders' equity and cash flows for the years ended April 30, 2012 and 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wireless Matrix Corporation at April 30, 2012 and 2011 and May 1, 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended April 30, 2012, in conformity with International Financial Reporting Standards.

Toronto, Canada	/s/ ERNST & YOUNG LLP
4 February 2013	Chartered Accountants
Licensed Public Accountants

WIRELESS MATRIX 2012 ANNUAL REPORT | F-3

Consolidated Statements of Financial Position
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Notes	2012	2011	May 1, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	15	$8,781	$11,982	$14,018
Accounts receivable, net of allowance for doubtful accounts	15	3,878	4,863	5,895
Lease receivable, net of allowance for doubtful accounts	15	302	8	-
Inventories	6	346	275	2,497
Prepaid expenses and other assets		724	1,165	1,185
Deferred product costs	8	1,398	2,586	5,382
		15,429	20,879	28,977
NON-CURRENT ASSETS
Lease receivable, net of allowance for doubtful accounts	15	394	7	-
Prepaid expenses and other assets		80	153	654
Deferred product costs	8	1,406	2,802	4,100
Property and equipment, net of accumulated depreciation	7	1,399	1,938	2,065
Goodwill	9	4,707	4,707	4,707
Intangible assets, net of accumulated amortization	9	13,367	10,324	9,026
TOTAL ASSETS		$36,782	$40,810	$49,529
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	15	$1,373	$1,522	$2,073
Accrued liabilities	15	2,654	2,134	2,610
Provisions	16	501	354	314
Deferred product revenue	8	1,771	3,515	6,906
Finance lease obligations	13,15	-	8	32
		6,299	7,533	11,935
NON-CURRENT LIABILITIES
Deferred product revenue	8	1,736	3,369	5,074
Finance lease obligations	13,15	-	-	33
TOTAL LIABILITIES		8,035	10,902	17,042
SHAREHOLDERS’ EQUITY
Common shares	11	130,053	129,364	128,795
Contributed surplus	11	3,670	3,474	3,216
Foreign currency translation reserve		(74)	(58)	-
Deficit		(104,902)	(102,872)	(99,524)
TOTAL SHAREHOLDERS’ EQUITY		28,747	29,908	32,487
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$36,782	$40,810	$49,529

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-4

Consolidated Statements of Loss and Comprehensive Loss

Wireless Matrix Corporation
Year ended April 30
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Notes	2012	2011
Revenue	5,14,15	$33,330	$34,686
Cost of sales, excluding depreciation, amortization and share-based compensation	6,13,16	11,037	12,716
General and administrative expenses	13, 18	16,562	14,507
Research and development expenses	9, 18	1,541	2,753
Litigation related expenses and settlements	16	1,141	-
Severance expenses		586	-
Share-based compensation	11, 18	220	577
Corporate reorganization costs	16	(99)	3,746
Depreciation of property and equipment	7	787	780
Impairment loss on property and equipment	9	92	27
Amortization of intangible assets	9	3,549	3,035
Finance income, net of foreign exchange gain		(37)	(50)
Loss before income taxes		(2,049)	(3,405)
Income tax recovery	20	(19)	(57)
Net loss for the year		(2,030)	(3,348)
Exchange differences on translation of foreign operations		16	58
Net loss and comprehensive loss for the year		$(2,046)	$(3,406)
Basic and diluted loss per share		$($0.02)	$($0.04)
Weighted average number of common shares outstanding – basic		83,925,229	83,028,456
Weighted average number of common shares outstanding – diluted		83,925,229	83,028,456

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-5

Consolidated Statements of Cash Flows

Wireless Matrix Corporation
Year ended April 30
Expressed in thousands of U.S. Dollars

	Notes	2012	2011
OPERATING ACTIVITIES
Net loss for the year		$(2,030)	$(3,348)
Non-cash items:
Depreciation of property and equipment	7	787	780
Amortization of intangible assets	9	3,549	3,035
Share-based compensation	11	220	577
Loss on disposal of property and equipment & intangible assets	7, 9	-	165
Impairment on property and equipment	7	92	177
Finance charges, net		(20)	(29)
Foreign exchange gain		(17)	(21)
Changes in:
Accounts receivable		985	1,032
Lease receivable		(681)	15
Inventories		(71)	2,222
Deferred product costs		2,584	4,094
Prepaid expenses and other assets		514	521
Accounts payable and accrued liabilities		371	(1,027)
Provisions		147	40
Deferred product revenue		(3,377)	(5,096)
Interest paid		(8)	(8)
Interest received		28	37
Cash flows provided by operating activities		3,073	3,166
FINANCING ACTIVITIES
Repurchase of common stock	11	(35)	-
Proceeds from exercise of stock options	11	125	250
Payments under finance leases		(8)	(57)
Cash flows provided by financing activities		82	193
INVESTING ACTIVITIES
Purchase of property and equipment	7	(364)	(845)
Proceeds from sale of property and equipment	7	-	27
Capitalization of intangible assets	9	(4,219)	(4,510)
Business acquisition	17	(1,772)	-
Cash flows used in investing activities		(6,355)	(5,328)
Foreign exchange effect on cash and cash equivalents		(1)	(67)
Net decrease in cash and cash equivalents during the year		(3,201)	(2,036)
Cash and cash equivalents, beginning of year		11,982	14,018
Cash and cash equivalents, end of year		$8,781	$11,982

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-6

Consolidated Statement of Shareholders’ Equity

Wireless Matrix Corporation
Years ended April 30
Expressed in thousands of U.S. Dollars

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		surplus	reserve	Deficit	equity
Balance, April 30, 2011		83,348,264	$129,364	$3,474	($58)	($102,872)	$29,908
Repurchase of common shares	11	(48,500)	(75)	40	-	-	(35)
Issuance of common stock	11	710,043	575	-	-	-	575
Share-based compensation	11	-	-	220	-	-	220
Exercise of stock options	11	177,561	189	(64)	-	-	125
Foreign currency translation loss on
conversion to reporting currency	3	-	-	-	(16)	-	(16)
Net loss for the year		-	-	-	-	(2,030)	(2,030)
Balance, April 30, 2012		84,187,368	$130,053	$3,670	($74)	($104,902)	$28,747

See accompanying notes

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		surplus	reserve	Deficit	equity
Balance, May 1, 2010		82,656,027	$128,795	$3,216	-	($99,524)	$32,487
Share-based compensation	11	-	-	577	-	-	577
Exercise of stock options	11	692,237	569	(319)	-	-	250
Foreign currency translation loss on
conversion to reporting currency	3	-	-	-	(58)	-	(58)
Net loss for the year		-	-	-	-	(3,348)	(3,348)
Balance, April 30, 2011		83,348,264	$129,364	$3,474	($58)	($102,872)	$29,908

See accompanying notes.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-7

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

1. BUSINESS DESCRIPTION

Wireless Matrix Corporation (“Wireless Matrix”, the “Corporation”, “us”, “we” or “our”) provides software solutions to improve service fleet delivery metrics. The Corporation is a publicly traded company on the Toronto Stock Exchange (TSX: WRX), incorporated in Delaware. The Corporation’s headquarters is 13645 Dulles Technology Drive, Herndon, Virginia, 20171.

Our solutions provide location intelligence for managing, measuring and monitoring service execution. The Wireless Matrix solution suite includes FleetOutlook®, a web-based platform providing fleet operators complete visibility of their operations enabled by vehicle-mounted wireless data communication services and devices.

2. STATEMENT OF COMPLIANCE

The consolidated financial statements of the Corporation have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Corporation’s financial statements for the year ended April 30, 2012 are the first annual financial statements that comply with IFRS. The Corporation’s transition date to IFRS was May 1, 2010 (“Transition Date”). The Corporation prepared its opening IFRS statement of financial position as at that date. The Corporation’s IFRS adoption date is May 1, 2011 (“Changeover date” or “Adoption date”).

The Corporation’s consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles (“CGAAP”) until April 30, 2011. CGAAP differs in some areas from IFRS. In preparing these consolidated financial statements in accordance with IFRS 1, First-time Adoption of International Financial Reporting Standards (“IFRS 1”), the Corporation has applied mandatory exceptions and certain optional exemptions from the full retrospective application of IFRS. The comparative figures in respect of fiscal year 2011 were restated to reflect these adjustments. Reconciliations and descriptions of the effect of the transition from CGAAP to IFRS on the Corporation’s equity and profit and cash flows are provided in note 21.

These consolidated financial statements of the Corporation were approved by the Audit Committee of the Board of Directors and authorized for issue on February 4, 2013.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared on a historical cost basis. The detailed accounting policies set out below have been applied consistently for all periods presented in these consolidated financial statements and in preparing the opening IFRS statement of financial position as at May 1, 2010 (subject to certain exceptions allowed by IFRS 1 for the purpose of the transition to IFRS).

All amounts are expressed in U.S. dollars (unless otherwise specified), rounded to the nearest thousand.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-8

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Basis of consolidation

The consolidated financial statements include the accounts of Wireless Matrix and those of its wholly owned subsidiary, Wireless Matrix USA, Inc. Inter-company transactions and balances have been eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid investments subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

Changes in the fair value of our cash and cash equivalents are included in interest income each period. Cash and cash equivalents are designated as held-for-trading, which are measured at fair value.

Financial instruments

The Corporation classifies our financial assets and liabilities into the following categories:

  Loans and receivables
  Other financial liabilities
  Held-for-trading

The Corporation has not classified any financial instruments as available-for-sale or fair value through profit or loss. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified on the consolidated statements of financial position. Cash and cash equivalents are classified as held-for-trading.

Loans and receivables
Loans and receivables include originated and purchased non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include trade receivables and lease receivables. Loans and receivables are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest rate method less any impairment. Receivables are reduced by provisions for estimated bad debts.

Other financial liabilities
Other financial liabilities include accounts payable, accrued liabilities, finance lease obligations and secured credit facility, which are measured at amortized cost using the effective interest rate method.

Impairment of financial assets

The Corporation assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the customer or a group of customers are experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-9

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Inventories

Inventories of components and finished goods are valued at the lower of cost or net realizable value. Cost for all categories is determined on a first-in, first-out basis. When there is a significant change in economic circumstances, inventory that has been previously written down below cost is written back up provided the reversal does not exceed original cost.

Net realizable value is the estimated selling price in the ordinary course of business, and the estimated costs necessary to make the sale.

Property and equipment

Property and equipment comprises computer equipment, office furniture and fittings, data center equipment and other assets. Wireless Matrix has chosen to use the cost model for all classes of property and equipment at the Transition Date. Property and lease equipment are stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. The carrying values of items in property and equipment are reviewed annually for impairment or when events or changes in circumstances indicate the carrying value may not be recovered. If any such indication exists the assets are written down to their recoverable amount. Parts of property and equipment that have a different useful life are accounted for as separate items of property and equipment.

Property and equipment are recorded at cost. Depreciation is provided on a basis and at rates designed to depreciate the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Depreciation is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer equipment	4 years
Office furniture, equipment and leasehold improvements	4 years
Manufacturing tools and equipment	5 years

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is its fair value as at the date of acquisition. Purchased intangible assets consist of software technology (including a portfolio of patents), customer contracts and non-contract customer relationships, and marketing related assets such as trademarks and internet domain names.

Research costs are expensed as incurred. Development expenditures, on an individual project, are recognized as an intangible asset when the Corporation can demonstrate:

  The technical feasibility of completing the intangible asset so that it will be available for use or sale
  Its intention to complete and its ability to use or sell the asset
  How the asset will generate future economic benefits
  The availability of resources to complete the asset
  The ability to measure reliably the expenditure during development

WIRELESS MATRIX 2012 ANNUAL REPORT | F-10

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Amortization is provided on a basis and at rates designed to amortize the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Amortization is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer software	4 years
Internal systems and development costs	5 years
Technology and intellectual property, including trademarks	5 years
Customer contracts and relationships	7 years

Impairment of long-lived assets

When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the undiscounted cash flows related to the asset.

The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties.

If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the year.

A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statements of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Goodwill

Goodwill represents the excess of the cost of business acquisitions over the fair value of related net identifiable tangible and intangible assets acquired. Goodwill is tested for impairment on an annual basis or more frequently if events or changes in circumstances indicate that it might be impaired.

Impairment is determined for goodwill by assessing the recoverable amount of the cash-generating unit (“CGU”) to which the goodwill relates. Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized.

Revenue recognition

Wireless Matrix recognizes revenue when the price is fixed and determinable, persuasive evidence of an agreement exists, the obligations under any such agreement are fulfilled and collectability is probable.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-11

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Wireless Matrix’s revenues are comprised of monthly service fees which are recognized when the application, wireless and satellite services are performed. Proprietary hardware product sales enabling a vehicle to utilize the communications and/or application services, their associated upfront activation fees and product costs are deferred and recognized rateably over the minimum service contract period, which can be up to five years. Revenues for non-proprietary equipment, navigation perpetual licensing fees and sales are recognized upon shipment. The Corporation’s revenue arrangements may contain multiple elements. For arrangements involving multiple elements, the Corporation allocates revenue to each component of the arrangement using the relative selling price method. The allocated portion of the arrangement which is undelivered is then deferred.

Share-based compensation

Wireless Matrix has an employee stock option plan that is described in note 11. The Corporation accounts for share-based awards which require the Corporation to measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.

The fair value of share-based payments is determined using the Black-Scholes option pricing model, which is affected by the Corporation’s share price as well as assumptions regarding a number of variables on the date of grant. Forfeitures for the share-based awards are estimated on the grant date and revised if the actual forfeitures differ from previous estimates. Employee share-based payments are expensed using the straight-line method over the period in which services are provided. The offsetting entry to the share-based payment expense is an increase to contributed surplus by an amount equal to the related share-based payment expense. Upon exercise, the proceeds from the options together with the compensation recorded in contributed surplus are credited to share capital.

Income taxes

Current income tax assets and liabilities for the period are measured at the amount expected to be recovered from or paid to the taxation authorities.

The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Corporation operates and generates taxable income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-12

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is not probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax items are recognized in correlation to the underlying transaction in other comprehensive income/(loss).

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Loss per share

The calculation of basic loss per share is based on the weighted average number of common shares outstanding.

Diluted loss per share is calculated taking into consideration the effect of potential conversions and the exercising of options. The treasury stock method is used in calculating diluted loss per share. This method assumes that any proceeds from the exercise of stock options would be used to purchase common shares at the average market price during the period. The issuance of additional common shares on stock options during those periods would be anti-dilutive.

Foreign currency translation

The reporting currency of the Corporation is the U.S. dollar. The functional currency of the parent company, Wireless Matrix Corporation, is the Canadian dollar. The functional currency of the Corporation’s wholly-owned subsidiary, Wireless Matrix USA Inc., is the U.S. dollar. The Corporation’s operating activities are conducted principally through this subsidiary.

Transactions in foreign currencies are initially recorded in the respective functional currency of the entity on the date of the transaction.

Monetary assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect as at the end of the reporting period. Other non-monetary assets and liabilities are translated at their historical exchange rates. Revenue and expenses are translated at average exchange rates prevailing during the period. Gains and losses resulting from foreign currency translation are recorded in the consolidated statements of loss and comprehensive loss.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-13

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Assets and liabilities of Wireless Matrix USA Inc. are translated into Canadian dollars at the period-end rates of exchange and revenue and expense items are translated at the average rate of exchange during the period where these approximate actual rates. Exchange gains or losses arising from the translation of the parent company are included as part of other reserves.

Provisions

Provisions are recognized when the Corporation has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the consolidated statements of loss and comprehensive loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Warranty provisions
Provisions for warranty-related costs are recognized when the product is sold or the service provided. Initial recognition is based on historical experience. The initial estimate of warranty-related costs is revised annually.

Restructuring provisions
Restructuring provisions are recognized when the Corporation has in place a detailed formal plan about the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs and the appropriate time-line. The people affected have a valid expectation that the restructuring is being carried out or the implementation has been initiated already.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Corporation as a lessee
Finance leases which transfer to the Corporation substantially all the risks and benefits incidental to ownership of the leased item are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the consolidated statements of loss and comprehensive loss. A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Corporation will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognized as an operating expense in the consolidated statements of loss and comprehensive loss on a straight-line basis over the lease term.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-14

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Corporation as a lessor
Leases in which the Corporation transfers substantially all the risks and rewards incidental to ownership of the asset are classified as finance leases.

New standards issued but not yet effective

Standards issued but not yet effective up to the date of issuance of the Corporation’s consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Corporation reasonably expects to be applicable at a future date. The Corporation intends to adopt those standards when they become effective.

IFRS 7, Financial Instruments: Disclosures
In October 2010, the IASB amended IFRS 7 to enhance the disclosure about transfers of financial assets. This amendment is to assist users in understanding the possible effects of any risks that remain in an entity after the asset has been transferred. In addition, if disproportionate amounts are transferred close to the year end, additional disclosures would be required. The effective date of the amendment is for annual periods commencing after July 1, 2011. The Corporation expects that the adoption of this amendment will not have a material impact on the consolidated financial statements.

IFRS 9, Financial Instruments: Classification and Measurement
In November 2009, the IASB issued IFRS 9, which covers classification and measurement as the first part of its project to replace IAS 39, Financial Instruments: Recognition and Measurement. In October 2010, the IASB also incorporated new accounting requirements for liabilities. The standard introduces new requirements for measurement and eliminates the current classification of loans and receivables, available-for-sale and held-to-maturity, currently in IAS 39. There are new requirements for the accounting of financial liabilities as well as a carryover of requirements from IAS 39.

The Corporation does not anticipate early adoption and will adopt the standard on the effective date of January 1, 2015. The Corporation has not yet determined the impact of this new standard on the consolidated financial statements.

IFRS 10, Consolidated Financial Statements
IFRS 10 replaces the portion of IAS 27, Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12, Consolidation - Special Purpose Entities. What remains in IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. IFRS 10 establishes a single control model that applies to all entities (including ‘special purpose entities,’ or ‘structured entities’ as they are now referred to in the new standards or ‘variable interest entities’ as they are referred to in US GAAP). The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore are required to be consolidated by a parent, compared with the requirements that were in IAS 27. Under IFRS 10, an investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. This principle applies to all investees, including structured entities.

IFRS 10 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated financial statements.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-15

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

IFRS 11, Joint Arrangements
IFRS 11 replaces IAS 31, Interests in Joint Ventures and SIC-13, Jointly-controlled Entities – Non-monetary Contributions by Venturers. IFRS 11 uses some of the terms that were used by IAS 31, but with different meanings. Whereas IAS 31 identified three forms of joint ventures (i.e., jointly controlled operations, jointly controlled assets and jointly controlled entities), IFRS 11 addresses only two forms of joint arrangements (joint operations and joint ventures) where there is joint control.

IFRS 11 defines joint control as the contractually agreed sharing of control of an arrangement which exists only when the decisions about the relevant activities require the unanimous consent of the parties sharing control.

Because IFRS 11 uses the principle of control in IFRS 10 to define joint control, the determination of whether joint control exists may change. In addition, IFRS 11 removes the option to account for jointly controlled entities “JCEs” using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. For joint operations (which includes former jointly controlled operations, jointly controlled assets, and potentially some former JCEs), an entity recognizes its assets, liabilities, revenues and expenses, and/or its relative share of those items, if any. In addition, when specifying the appropriate accounting, IAS 31 focused on the legal form of the entity, whereas IFRS 11 focuses on the nature of the rights and obligations arising from the arrangement.

IFRS 11 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated financial statements.

IFRS 12, Disclosure of Interests in Other Entities
IFRS 12 includes all of the disclosures that were previously in IAS 27, Consolidated and Separate Financial Statements related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28, Investment in Associates. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. One of the most significant changes introduced by IFRS 12 is that an entity is now required to disclose the judgments made to determine whether it controls another entity.

IFRS 12 is effective for annual periods commencing on or after January 1, 2013. The Corporation is currently in the process of evaluating the implications of this new standard, and expects that the adoption will not have a material impact, if any, on the consolidated financial statements.

IFRS 13, Fair Value Measurement
IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure the fair value of financial and non-financial assets and liabilities when required or permitted by IFRS. While many of the concepts in IFRS 13 are consistent with current practice, certain principles, such as the prohibition on blockage discounts for all fair value measurements, could have a significant effect.

IFRS 13 is effective for annual periods commencing on or after January 1, 2013 and will be applied prospectively. The Corporation is currently in the process of evaluating the implications of this new standard.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-16

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

IAS 1, Presentation of Financial Statements
The IASB amended IAS 1 by revising how certain items are presented in other comprehensive income (“OCI”). Items within OCI that may be reclassified to income and loss will be separated from items that will not. The standard is effective for financial years beginning on or after July 1, 2012, with early adoption permitted. The Corporation is currently evaluating the implications of this new standard.

IAS 19, Employee Benefits
The IASB made a number of amendments to IAS 19, which included eliminating the use of the “corridor” approach and requiring re-measurements to be presented in OCI. The standard also included amendments related to termination benefits as well as enhanced disclosures. The standard is effective for financial years beginning on or after January 1, 2013 with early adoption permitted. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated financial statements.

4. SIGNIFICANT ACCOUNTING ESTIMATES, JUDGMENTS AND ASSUMPTIONS

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.

However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The most significant estimates, judgments and assumptions made by management in the preparation of the Corporation’s consolidated financial statements are outlined below.

Impairment of goodwill

An impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available market data less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. These calculations require the use of estimates and forecasts of future cash flows. Qualitative factors, including market presence and trends, strength of customer relationships, strength of local management, strength of debt and capital markets, and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate.

The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used to evaluate goodwill and other non-financial assets could result in a material change to the results of operations.

Impairment of long-lived assets

When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the discounted cash flows related to the asset.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-17

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties. If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the period.

A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statements of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Income tax provisions

Tax regulations and legislation and the interpretations thereof in the various jurisdictions in which the Corporation operates are subject to change. As such, income taxes are subject to measurement uncertainty. Deferred income tax assets are recognized to the extent that it is probable that the deductible temporary differences will be recoverable in future periods.

The recoverability assessment involves a significant amount of estimation including an evaluation of when the temporary differences will reverse an analysis of the amount of future taxable earnings, the availability of cash flow to offset the tax assets when the reversal occurs and the application of tax laws. To the extent that assumptions used in the recoverability assessment change, there may be a significant impact on the consolidated financial statements of future periods.

Provisions and contingencies

Contingencies, by their nature, are subject to measurement uncertainty as the financial impact will only be confirmed by the outcome of a future event. The assessment of contingencies involves a significant amount of judgment including assessing whether a present obligation exists and providing a reliable estimate of the amount of cash outflow required in settling the obligation. The uncertainty involved with the timing and amount at which a contingency will be settled may have a material impact on the consolidated financial statements of future periods to the extent that the amount provided for differs from the actual outcome. Refer to note 16 for further details.

Share-based payments

The Corporation measures the cost of equity-settled transactions with employees by reference to the fair value of equity instruments at the date at which the services are received. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield. Refer to note 11 for further details.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-18

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Inventory obsolescence provision

The Corporation's obsolescence provision is determined at each reporting period and the changes recorded in the consolidated statements of loss and comprehensive loss. This calculation requires the use of estimates and forecasts of future sales. Qualitative factors, including market presence and trends, strength of customer relationships, as well as other factors, are considered when making assumptions with regard to recoverability. A change in any of the significant assumptions or estimates used could result in a material change to the provision.

5. REVENUE

The composition of revenue was as follows:

	2012	2011
Application related services	$14,472	$13,632
Satellite related services	11,542	11,188
Hardware and license revenue	7,316	9,866
Total revenue	$33,330	$34,686

6. INVENTORIES

	April 30, 2012	April 30, 2011	May 1, 2010
Work in progress	$-	$-	$7
Components	-	19	425
Finished goods	346	256	2,065
	$346	$275	$2,497

Inventory costs include the purchase price, duties and taxes, freight, handling and other costs directly attributable to the acquisition of the inventory. Inventories of components and finished goods are determined on a first-in, first-out basis and valued at the lower of cost or net realizable value. Inventories are disclosed on the consolidated statements of financial position, net of obsolescence provision. As at April 30, 2012 and 2011 and May 1, 2010, $1,008, $1,240 and $352 of the inventories have been reserved, respectively. Inventory expense included in the cost of sales, excluding write-downs for the years ended April 30, 2012 and 2011 were $4,257 and $6,729, respectively.

During fiscal year 2011, Wireless Matrix included $1,330 of inventory obsolescence in corporate reorganization costs. This inventory was either excess components related to our proprietary hardware that was discontinued during fiscal year 2011 or finished goods that were in excess of amounts anticipated to be sold during fiscal year 2012 as new technology is now being provided by our third-party vendor. During fiscal year 2012, $159 of inventory write-downs included in corporate restructuring has been reversed as a result of unexpected purchases during the year from customers.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-19

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

7. PROPERTY AND EQUIPMENT

		Office furniture,
		equipment and
		leasehold	Manufacturing tools
Cost	Computer equipment	improvements	and equipment	Total
Balance, May 1, 2010	$2,868	$913	$1,434	$5,215
Additions	802	43	-	845
Impairment	(890)	(496)	(1,311)	(2,697)
Exchange adjustment	5	8	-	13
Balance, April 30, 2011	2,785	468	123	3,376
Additions	347	17	-	364
Impairment	(641)	-	(22)	(663)
Reclassification	(28)	-	-	(28)
Balance, April 30, 2012	$2,463	$485	$101	$3,049

		Office furniture,
		equipment and
	Computer	leasehold	Manufacturing tools
Depreciation	equipment	improvements	and equipment	Total
Balance, May 1, 2010	$1,296	$546	$1,308	$3,150
Depreciation	601	129	50	780
Impairment	(790)	(457)	(1,274)	(2,521)
Exchange adjustment	13	16	-	29
Balance, April 30, 2011	1,120	234	84	1,438
Depreciation	661	107	19	787
Impairment	(533)	-	(38)	(571)
Reclassification	(4)	-	-	(4)
Balance, April 30, 2012	1,244	341	65	1,650
Net book value
Balance, April 30, 2012	$1,219	$144	$36	$1,399
Balance, April 30, 2011	$1,665	$234	$39	$1,938
Balance, May 1, 2010	$1,572	$367	$126	$2,065

Included in property and equipment are assets previously held under finance leases with a cost of $57, $57, and $412 and accumulated depreciation of $57, $49, and $278 as of April 30, 2012, April 30, 2011 and May 1, 2010, respectively.

During the fiscal year 2011, Wireless Matrix included property and equipment with a net book value of $176 in corporate reorganization cost. This property and equipment was used in San Francisco, California and Burnaby, British Columbia offices that were closed during fiscal year 2011.

In 2012, the impairment of $92, represented the write-down of computer equipment and manufacturing tools no longer in use and was recognized in the consolidated statement of loss and comprehensive loss.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-20

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

8. DEFERRED PRODUCT REVENUE AND COSTS

	Deferred revenue	Deferred costs
Balance, May 1, 2010	$11,980	$9,482
Deferred during the year	3,544	2,104
Released to the consolidated statement of
loss and comprehensive loss	(8,640)	(6,198)
Balance, April 30, 2011	6,884	5,388
Deferred during the year	757	608
Released to the consolidated statement of
loss and comprehensive loss	(4,134)	(3,192)
Balance, April 30, 2012	$3,507	$2,804
Current	1,771	1,398
Non-current	1,736	1,406

WIRELESS MATRIX 2012 ANNUAL REPORT | F-21

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

9. INTANGIBLE ASSETS AND GOODWILL

	Technology	Customer		Internal
	and	contracts		systems and
	intellectual	and	Computer	development
Cost	property	relationships	software	cost	Goodwill	Total
Balance, May 1, 2010	$4,888	4,870	660	5,335	4,707	20,460
Additions - internal development	-	-	-	3,337	-	3,337
Additions	-	-	1,173	-	-	1,173
Impairment	-	-	(36)	(236)	-	(272)
Exchange adjustment	-	`	(2)	2	-	-
Balance, April 30, 2011	4,888	4,870	1,795	8,438	4,707	24,698
Additions - internal development	-	-	134	4,085	-	4,219
Additions – SkyGuard	-	2,351	-	-	-	2,351
Reclassification	-	-	28	-	-	28
Exchange adjustment	-	-	-	6	-	6
Balance, April 30, 2012	$4,888	7,221	1,957	12,529	4,707	31,302
Amortization
Balance, May 1, 2010	3,412	2,643	338	334	-	6,727
Amortization	977	727	228	1,103	-	3,035
Impairment	-	-	(28)	(67)	-	(95)
Balance, April 30, 2011	4,389	3,370	538	1,370	-	9,667
Amortization	474	841	377	1,857	-	3,549
Reclassification	-	-	4	-	-	4
Exchange adjustment	-	-	-	8	-	8
Balance, April 30, 2012	$4,863	4,211	919	3,235	-	13,228
Net book value
Balance, April 30, 2012	$25	3,010	1,038	9,294	4,707	18,074
Balance, April 30, 2011	$499	1,500	1,257	7,068	4,707	15,031
Balance, May 1, 2010	$1,476	2,227	322	5,001	4,707	13,733

WIRELESS MATRIX 2012 ANNUAL REPORT | F-22

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

The aggregate amounts of internally developed intangible assets not subject to amortization were nil, $2,822 and $3,401 as of April 30, 2012 and 2011 and May 1, 2010, respectively.

Internal systems and development costs are comprised primarily of software technology developed. Such software and other internally generated assets for internal use are capitalized at cost directly attributed to the development of the assets plus an appropriate allocation of overhead cost. Impairments are recorded if the carrying amount of an asset exceeds the recoverable amount.

As no borrowing costs were incurred related to the intangible assets, no amounts of borrowing costs have been capitalized. The remaining amortization period for intangible assets ranges from 3 to 5 years. During the years ended April 30, 2012 and 2011, Wireless Matrix recognized $1,541 and $2,753, respectively, of research and development expenses.

During fiscal year 2011, Wireless Matrix included a net book value of $177 related to intangible assets in corporate reorganization costs. These intangible assets were associated with proprietary hardware devices that were discontinued during fiscal year 2011.

Impairment test of goodwill

Goodwill acquired through business combinations with indefinite lives is tested for impairment annually or when circumstances indicate the carrying value may be impaired.

Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. The Corporation performed a goodwill impairment test as at May 1, 2010, April 30, 2011 and April 30, 2012. The Corporation determines assets’ recoverable amount based on fair value less costs to sell. For the purpose of impairment testing, the Company determined that it has one CGU. In assessing fair value less costs to sell for the CGU, recent market transactions including market capitalization are taken into account.

10. MANAGEMENT OF CAPITAL

The Corporation defines the capital that we manage as the aggregate of debt borrowed under our line of credit, common stock and deficit.

As of April 30, 2012, Wireless Matrix had a deficit of $104,902, common stock of $130,053 and no borrowings under our credit facility with a U.S. bank. We manage our capital to safeguard our ability to continue as a going concern and provide an adequate return to shareholders by pricing products and services commensurately with the level of risk. We set the amount of capital in proportion to risk, manage the capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, we may issue new shares or sell assets to reduce the need to acquire debt or issue equity. Wireless Matrix has not paid any dividends to date. There was no change to the Corporation’s policy and what is defined as capital. Wireless Matrix met our objective for managing capital in fiscal 2012.

Wireless Matrix is in compliance with financial covenants associated with our Silicon Valley Bank’s $4,000 line of credit as of April 30, 2012. There were no amounts drawn on this facility as of April 30, 2012, April 30, 2011 and May 1, 2010.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-23

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

11. COMMON SHARES

Authorized

Unlimited number of voting common shares with no par value and unlimited number of non-voting preferred shares with no par value.

	Number of shares	Amount
Balance, May 1, 2010	82,656,027	$128,795
Options exercised	692,237	569
Balance, April 30, 2011	83,348,264	$129,364
Common shares purchased	(48,500)	(75)
Common shares issued, net of share
issuance cost	710,043	575
Options exercised	177,561	189
Balance, April 30, 2012	84,187,368	130,053

Share-based compensation

Pursuant to the Corporation’s stock option plan, as of April 30, 2012, 10,944,357 common shares were reserved for issuance to eligible directors, officers, and employees with terms of five years from the date of grant. The options vest over various periods and are exercisable immediately thereafter. The Corporation grants each option with an exercise price equal to the weighted average market price of the Corporation’s stock five days prior to the grant date as determined in accordance with the Corporation’s stock option plan.

The stock option plan provides an option to settle stock options in cash or stock whereby the Corporation may purchase the outstanding options at the discretion of the Corporation at a price equal to the difference between the market price and the exercise price of the vested options. In November 2010, the Corporation authorized a limited number of stock options to be settled in shares, which resulted in an aggregate of 248,898 stock options being cancelled and 301,102 common shares being issued. The stock option plan continues to be accounted for as an equity plan as the criteria for liability accounting has not been met. The Corporation uses the fair value method of accounting for stock options, which estimates the fair value of the stock options granted on the date of grant, net of estimated forfeitures, and expenses this value over the vesting period. The fair value of the employee stock options is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions during the periods presented:

Black-Scholes assumptions	2012	2011
Risk-free interest rate	1.31%	0.94%
Expected volatility	46.17%	49.43%
Expected time until exercise	4 years	3 years
Expected dividend yield	0%	0%
Other assumptions
Forfeiture rate	9.50%	6.70%

WIRELESS MATRIX 2012 ANNUAL REPORT | F-24

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Summary of the activity under the stock option plan is as follows:

			Weighted average
			exercise
	Number of options		price/share Cdn$
Outstanding, May 1, 2010	8,112,307		$0.88
Granted	1,651,250		$0.95
Forfeited	(1,258,285)		$0.85
Expired	(10,062)		$0.45
Exercised	(692,237	) [1]	$0.56
Outstanding, April 30, 2011	7,802,973		$0.93
Options exercisable, April 30, 2011	4,669,480		$0.90

			Weighted average
			exercise
	Number of options		price/share Cdn$
Outstanding, April 30, 2011	7,802,973		$0.93
Granted	1,569,498		$0.78
Forfeited	(1,620,783)		$0.93
Expired	(35,000)		$0.67
Exercised	(177,561)[2]		$0.69
Outstanding, April 30, 2012	7,539,127		$0.90
Options exercisable, April 30, 2012	5,458,199		$0.92

1The weighted average share price at the date of the exercise of these options was $0.94.
2The weighted average share price at the date of the exercise of these options was $0.85.

The following table summarizes the options outstanding at April 30:

		Weighted	Weighted
		average	average		Weighted
	Number of	exercise	remaining	Number of	average
Range of exercise	options	price	life in	options	exercise
prices (Cdn$)	outstanding	(Cdn$)	years	exercisable	price
$0.00 - $0.75	1,349,524	$0.69	2.2	1,235,957	$0.69
$0.76 - $0.90	263,278	$0.83	2.6	196,945	$0.81
$0.91- $1.06	6,190,171	$0.98	3.3	3,236,578	$0.99
April 30, 2011	7,802,973	$0.93	3.1	4,669,480	$0.90

		Weighted	Weighted
		average	average		Weighted
	Number of	exercise	remaining	Number of	average
Range of exercise	options	price	life in	options	exercise
prices (Cdn$)	outstanding	(Cdn$)	years	exercisable	price
$0.00 - $0.75	1,214,399	$0.68	1.7	1,071,399	$0.69
$0.76 - $0.90	1,407,629	$0.80	3.9	191,778	$0.81
$0.91 - $1.06	4,917,099	$0.98	2.2	4,195,022	$0.99
April 30, 2012	7,539,127	$0.90	2.4	5,458,199	$0.92

WIRELESS MATRIX 2012 ANNUAL REPORT | F-25

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

The Corporation has recorded share-based compensation expense for the years ended April 30, 2012 and 2011 of $220 and $577, respectively. This charge has been credited to contributed surplus. Upon the exercise of stock options, ($67) and $146 for the years ended April 30, 2012 and 2011, respectively, were recorded in share capital and include the amounts transferred from contributed surplus.

Normal course issuer bid

During the first quarter of fiscal 2012, Wireless Matrix announced a normal course issuer bid to repurchase up to the lesser of: (i) 4,175,531 common shares, being 5% of the Corporation’s issued and outstanding common shares as of July 28, 2011; and (ii) CDN$1,000 of common shares.

Our normal course issuer bid commenced on August 9, 2011 and terminates on August 8, 2012, unless earlier terminated by the Corporation. Common shares repurchased under the normal course issuer bid were cancelled.

The price we paid for common shares was the market price at the time of acquisition. Amounts paid in excess of or less than the book value of the common shares purchased were recorded as a charge or credit to shareholders’ equity. We repurchased through April 30, 2012, 48,500 common shares through this normal course issuer bid for $35.

12. SECURED CREDIT FACILITY

The Corporation has a $4,000 accounts receivable secured line of credit facility with Silicon Valley Bank. Silicon Valley Bank requires a general security agreement covering all our assets and a requirement that the Corporation meet certain bank covenants, which we were in compliance with as of April 30, 2012. Interest on the credit facility is equal to the bank’s prime rate. Wireless Matrix has no amounts outstanding as of April 30, 2012 and 2011 and May 1, 2010 under this line of credit.

13. COMMITMENTS AND CONTINGENCIES

Lessee

Details of the future minimum annual payments, before operating costs as of April 30, 2012 are as follows:

	Communication agreements	Operating leases
2013	$300	$669
2014	200	456
2015	-	112
	$500	$1,237

Included in general and administrative expenses for the years ended April 30, 2012 and 2011 is $496 and $488, respectively, related to operating leases.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-26

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Included in cost of sales for the years ended April 30, 2012 and 2011 is $1,525 and $1,687, respectively, related to communication agreements.

Other

The Corporation indemnifies our directors, officers and certain employees against any and all claims or losses reasonably incurred in the performance of their services to us to the extent permitted by law. We have acquired and maintain insurance for these directors, officers and employees.

14. SEGMENTED INFORMATION

The Corporation operates in a single reporting segment in which we provide mobile resource management solutions based on the business activity of the Corporation.

Geographic segmentation of revenues is determined based on the customer’s location. Approximately 97% and 98% of revenues were derived from sales to customers based in the United States in both years ended April 30, 2012 and 2011. The remainders of sales were to customers based in Canada.

In both fiscal years 2012 and 2011, Wireless Matrix had two customers, whose amounts each represented more than 10% of service revenues and in total represented 25% and 21% of service revenue, respectively.

Non-current assets are attributable to individual geographic segments, based on location of the respective operations. As of May 1, 2010, there was $69 of non-current assets located in Canada and the remainder located in the United States. As of April 30, 2012 and 2011, all non-current assets were located in the United States. All goodwill and intangible assets are located in the United States.

15. FINANCIAL INSTRUMENTS, RISK MANAGEMENT AND ECONOMIC DEPENDENCE

Fair values of financial assets and liabilities

Financial instruments consist of cash and cash equivalents, accounts receivable, lease receivable, accounts payable, accrued liabilities, finance lease obligations and secured credit facility.

As of each of April 30, 2012 and 2011 and May 1, 2010, there were no significant differences between the carrying amounts of these financial instruments as reported on the consolidated statements of financial position and their estimated fair values.

The Corporation’s cash and cash equivalents consist of cash on deposit and highly liquid money market investments held at Silicon Valley Bank (United States institution) and Bank of Montreal (Canadian institution) subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-27

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Cash and cash equivalents consist of the following:

Cash and cash equivalents
	April 30, 2012	April 30, 2011	May 1, 2010
Cash	$3,527	$6,733	$8,777
Cash equivalents	5,254	5,249	5,241
Cash and cash equivalents	$8,781	$11,982	$14,018

The Corporation has designated our cash and cash equivalents as held-for-trading, which are measured at fair value. Accounts receivable are classified as loans and receivables, which are measured at amortized cost. Accounts payable, accrued liabilities, finance lease obligations and secured credit facility are classified as other financial liabilities and are measured at amortized cost. The Corporation had no financial instruments classified as available-for-sale or held-to-maturity as of April 30, 2012 and 2011 and May 1, 2010.

	Other financial	Cash, loans and
As at April 30, 2012	liabilities	receivables	Total
Current financial assets :
Cash and cash equivalents	$-	$8,781	$8,781
Lease receivable, net of allowance for doubtful accounts	-	696	696
Accounts receivable, net of allowance for doubtful accounts	-	3,878	3,878
	$-	$13,355	$13,355
Financial liabilities :
Other financial liabilities	$4,027	$-	$4,027
	$4,027	$-	$4,027

	Other financial	Cash, loans and
As at April 30, 2011	liabilities	receivables	Total
Current financial assets :
Cash and cash equivalents	$-	$11,982	$11,982
Lease receivable, net of allowance for doubtful accounts	-	15	15
Accounts receivable, net of allowance for doubtful accounts	-	4,863	4,863
	$-	$16,860	$16,860
Financial liabilities :
Other financial liabilities	$3,664	$-	$3,664
	$3,664	$-	$3,664

	Other financial	Cash, loans and
As at May 1, 2010	liabilities	receivables	Total
Current financial assets :
Cash and cash equivalents	$-	$14,018	$14,018
Accounts receivable, net of allowance for doubtful accounts	-	5,895	5,895
	$-	$19,913	$19,913
Financial liabilities :
Other financial liabilities	$4,748	$-	$4,748
	$4,748	$-	$4,748

WIRELESS MATRIX 2012 ANNUAL REPORT | F-28

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Risks arising from financial instruments and risk management

The Corporation is exposed to a number of financial risks, market risk (including foreign exchange risk and interest rate risk), credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Credit risk and customer concentration

The Corporation’s financial instruments that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held with U.S. and Canadian financial institutions. For accounts receivable, we provide our services to customers based on an evaluation of the customer’s financial condition. We established an allowance for doubtful accounts that corresponds to the specific credit risk of our customers, historical trends and economic circumstances. Management closely monitors the exposure for credit losses. For the years ended April 30, 2012 and 2011, our five largest customers accounted for approximately 43% and 46% of revenue, respectively. These same customers accounted for 46% and 48% of the trade accounts receivable balance as of April 2012 and 2011, respectively. Our accounts receivable consisted of the following as of April 30.

	April 30, 2012	April 30, 2011	May 1, 2010
Accounts receivable, gross	$3,980	$4,907	$6,152
Less: allowance for doubtful accounts	(102)	(44)	(257)
Accounts receivable, net	$3,878	$4,863	$5,895
Analysis:
Current accounts receivable	$3,044	$4,001	$5,012
Past due 1 day to 30 days	251	548	646
Past due 31 to 60 days	138	120	45
Past due greater than 61 days	312	130	159
Less: allowance for doubtful accounts	(102)	(44)	(257)
Trade accounts receivable, net	3,643	4,755	5,605
Other receivables	235	108	290
Total receivables	$3,878	$4,863	$5,895

WIRELESS MATRIX 2012 ANNUAL REPORT | F-29

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Our lease receivable consisted of the following as at:

	April 30, 2012	April 30, 2011	May 1, 2010
Lease receivable, gross	$763	$15	$-
Less: allowance for doubtful accounts	(20)	-	-
Less: unrecognized finance income	(47)	-	-
Lease receivable, net	$696	$15	$-
Maturity:
Year 1	$314	$8	$-
Year 2	426	7	-
Year 3	23	-	-
Less: allowance for doubtful accounts	(20)	-	-
Less: unrecognized finance income	(47)
Lease receivable, net	$696	$15	$-

The movement in the allowance for doubtful accounts is shown below:

	Accounts
	Receivable	Lease receivable	Total Receivable
Balance, May 1, 2010	$(257)	-	$(257)
Allowance acquired	(461)	-	(461)
Reduction in allowance	674	-	674
Balance, April 30, 2011	(44)	-	(44)
Allowance acquired	(58)	(20)	(78)
Balance, April 30, 2012	$(102)	$(20)	$(122)

Economic dependence

Among other services, Wireless Matrix provides satellite wireless data communications which are included in satellite services revenue and represents 35% and 32% of total sales for the years ended April 30, 2012 and 2011, respectively. These satellite service revenues are principally generated on networks owned and operated by LightSquared. As a result, Wireless Matrix is economically dependent on LightSquared to provide these services.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-30

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Foreign exchange risk

Foreign exchange risk is the risk that variations in exchange rates between the U.S. and Canadian currencies will affect our operating and financial results. Derivative instruments have not been used by us to reduce our net exposure to this foreign exchange risk.

The Corporation’s exposure to fluctuations in the value of the Canadian dollar is affected by our financial instruments denominated in Canadian dollars and our estimated net purchases denominated in Canadian dollars:

	2012	2011	May 1, 2010
Cash	$154	$109	$347
Other accounts receivable	-	-	192
Accounts payable and
accrued liabilities	-	(117)	(293)
Net exposure	$154	$(8)	$246

As of April 30, 2012 and 2011 and May 1, 2010, the effect of a hypothetical 10% immediate and adverse change in foreign currency exchange rates relative to the U.S. dollar on our foreign denominated financial instruments would increase net loss by approximately $13, $1, and $26, respectively. A 10% strengthening of the Canadian dollar would have the equal but opposite effect.

Interest rate risk

The Corporation does not currently have any amounts drawn under our credit facility with Silicon Valley Bank and therefore does not currently have exposure to interest rate risk.

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Corporation’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet our liquidity requirements at any point in time under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Corporation’s reputation. We achieve this by maintaining sufficient cash and cash equivalents and through the availability of financing from our line of credit with Silicon Valley Bank. As at April 30, 2012, we had cash and cash equivalents of $8,781, lease receivable of $696, accounts receivable of $3,878 and undrawn credit facilities of $4,000 and accounts payable of $1,373, accrued liabilities of $2,654, and provisions of $501. The Corporation does not have any loans outstanding or finance lease obligations as of April 30, 2012. All financial liabilities are short term in nature.

The Corporation has not experienced any significant fluctuations in liquidity outside of business acquisitions made in fiscal years 2007, 2008 and 2012. The Corporation may seek future acquisitions that will require the use of existing cash, credit facilities, additional debt instruments or capital stock.

The Corporation manages our liquidity by monitoring forecast, profit and cash flows from operations. The Corporation expects that continued cash flows from operations in fiscal year 2012, together with cash, accounts receivable and available credit facilities will be more than sufficient to fund our requirements for investments in working capital and property and equipment.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-31

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

16. PROVISIONS

Beginning in fiscal year 2010, Wireless Matrix began a reorganization effort to focus on our core competencies of recurring services through applications and communications, in order to align our operations with to foster economies of scale and to facilitate improved communications. These initiatives included the discontinuation of the development, manufacturing, and sale of proprietary devices, and the closure of the Corporation’s facilities in Reston, Virginia, San Francisco, California and Burnaby, British Columbia all of which were primarily completed by the third quarter of fiscal year 2011. In addition, during fiscal year 2012 with the acquisition of substantially all the assets of SkyGuard, we integrated its’ operations within Wireless Matrix structures and closed its’ offices in April 2012.

During the year ended April 30, 2011, $3,746 was incurred and included in corporate reorganization costs related to these reorganization plans including, employee severance, inventory obsolescence, and lease termination costs. In 2012 inventory write-downs recorded in fiscal 2011 was reversed and additional corporate reorganization costs of $60 were incurred, resulting in a net reversal of $99 in corporate reorganization costs.

During the year ended April 30, 2012, $286 was amortized related to warranties and is included in cost of sales.

Wireless Matrix was named as one of the defendants in two separate lawsuits on November 18, 2010 and April 20, 2011 for infringement of patents. During the year ended April 30, 2012, the Corporation settled both lawsuits for $255.

	Corporate reorganization costs
		Contract			Other
	Employee	termination			employee		Intellectual
	termination	costs and	Inventory		termination		property
	benefits	other	obsolescence	Total	benefits	Warranty	contingency	Total
Balance, May 1, 2010	$115	$-	$-	$115	$-	$199	$-	$314
Costs incurred and
charged to expense	1,153	1,263	1,330	3,746	-	-	-	3,746
Cash payments	(1,268)	(713)	-	(1,981)	-	-	-	(1,981)
Non-cash adjustments	-	(353)	(1,330)	(1,683)	-	(42)	-	(1,725)
Balance, April 30, 2011	$-	$197	$-	$197	$-	$157	$-	$354
Costs incurred and
charged to expense	-	60	(159)	(99)	586	291	255	1,033
Cash payments	-	(248)	-	(248)	(256)	-	(255)	(759)
Non-cash adjustments	-	-	159	159	-	(286)	-	(127)
Balance, April 30, 2012	$-	$9	$-	$9	$330	$162	$-	$501

WIRELESS MATRIX 2012 ANNUAL REPORT | F-32

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

17. ACQUISITION OF CERTAIN ASSETS OF SKYGUARD, LLC

Wireless Matrix acquired a majority of SkyGuard, LLC’s (“SkyGuard”) assets including intellectual property and fleet customer contracts effective September 30, 2011 for cash consideration of $1,772, issuance of 710,043 common shares of Wireless Matrix (equal to $575) and the assumption of certain liabilities, related primarily to finance leases for office equipment, and certain payables. In addition, as part of the transaction, the Corporation extended employment of consulting agreements with certain SkyGuard employees to assist in the transition of the customers to Wireless Matrix which has been recorded as expense when incurred.

The acquisition has been accounted for as a business combination using the purchase method of accounting and the results of operations are included in the consolidated financial statements beginning on October 1, 2011.

Total purchase price consideration is comprised of the following:

Cash on hand-paid	$1,772
Common shares	575
Total	$2,347

Transaction costs of $89 have been expensed and are included in general and administrative expenses. The attributable costs of the issuance of the Corporation’s common shares were minimal.

The preliminary purchase price allocated to the assets acquired, including identifiable intangible assets and liabilities assumed based on their estimated fair value at the date of acquisition, is as follows:

Accounts receivable	$261
Prepaid expenses and other assets	109
Accrued warranty	(165)
Deferred revenue	(209)
Customer contracts and relationships	2,351
Fair value of assets acquired	$2,347

Customer contract and relationships arising from the acquisition of SkyGuard, LLC have been recorded at their estimated fair market value.

The allocation of the purchase price was based on the fair value of identifiable assets, including assets acquired and liabilities assumed at the effective date of the acquisition, with the excess of the purchase price over the fair values being allocated to goodwill. Management engaged an independent valuator to determine the fair value allocated to customer contracts and relationships. No goodwill has been recognized as a result of the acquisition.

From the date of acquisition, SkyGuard, LLC has contributed $1,245 of revenue and $341 to the net loss before income taxes of the Corporation. If the acquisition had taken place at the beginning of the year, revenue would have been $34,217 and the loss before income taxes for the Corporation would have been reduced to $1,639.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-33

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

18. EMPLOYEE BENEFITS EXPENSE

Included in consolidated statements of loss and comprehensive loss for the years ended April 30, are the following costs:

	2012	2011
Wages, salaries and bonuses	$9,766	$9,025
Short-term benefits expense	817	758
Retirement benefits expense	357	364
Stock-based compensation	220	577
Total employee benefits expense	$11,160	$10,724

In addition, the Corporation capitalized $2,751 and $3,404 of employee benefits expense to internally generated intangible assets for the years ended April 30, 2012 and 2011.

19. RELATED PARTY DISCLOSURES

Compensation of key management personnel

The Corporation’s related parties are its key management personnel. Key management of the Corporation includes members of the Board of Directors as well as members of the Executive Team. Transactions with related parties have been measured at their respective exchange amounts, being the consideration established and agreed to by the related parties.

Key management personnel remuneration includes the following expenses for the year ended April 30:

	2012	2011
Wages, salaries and bonuses	$1,176	$1,666
Short-term employee benefits	84	116
Post-employment pension and medical benefits	6	-
Stock-based compensation	89	401
Termination benefits	580	-
	$1,935	$2,183

The amounts disclosed in the table are the amounts recognized as an expense during the reporting period related to key management personnel.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-34

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Stock option plan

Share options held by management under the stock option plan to purchase ordinary shares have the following expiry dates and exercise prices:

Number of shares outstanding

	Expiry	Exercise
Issue date	date	price	2012	2011
2007	2012	$0.96	900,000	1,050,000
2008	2013	$0.74	1,132,593	1,307,593
2009	2014	$1.01	2,283,333	2,850,000
2010	2015	$0.94	400,000	600,000
2011	2016	$0.79	400,000	-
Total			5,115,926	5,807,593

20. INCOME TAXES

The income tax recovery consists of the following for the years ended April 30:

	2012	2011
Current provision (recovery)	$(19)	$(57)
Deferred provision (recovery)	-	-
Grand total provision (recovery)	$(19)	$(57)

The income tax recovery differs from the amount that would result from applying the Canadian federal and provincial tax rate to earnings before income taxes. These differences result from the following items.

	2012	2011
Current statutory income tax rate	25%	28%
Consolidated net loss before tax	$(2,049)	$(3,405)
Income tax expense	(514)	(948)
Effect of future tax rate reductions and rate differential	(356)	(50)
Non-deductible expenses	19	19
Tax benefits not recognized	103	938
State taxes	(19)	(57)
Expiration of net operating loss	1,592	-
True up	(884)	41
Income tax expense (recovery)	$(19)	$(57)

The change in the Canadian statutory tax rate from 27.8% to 25% in 2012 is due to previously enacted decreases in the Federal and provincial tax rates that came into effect during the year.

The movement in the net deferred income tax position is as follows:

	2012	2011
Balance at beginning of the year	$30,649	$29,711
Income statement charge	162	938
Balance at end of the year	$30,811	$30,649

WIRELESS MATRIX 2012 ANNUAL REPORT | F-35

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

The movement in deferred income tax assets during the year is as follows:

		Charged/		Charged/
		(credited) to the		(credited) to the
	As at May 1,	income	As at April 30,	income	As at April 30,
	2010	statement	2011	statement	2012
Losses	$26,732	$2,393	$29,125	$326	$29,451
Intangible assets	999	276	1,275	107	1,382
SRED	506	30	536	(16)	520
Investment Tax
Credit	333	19	352	(11)	341
Deferred revenue	914	(460)	454	(238)	216
Share-based
compensation	625	51	676	905	1,581
Share issue cost	113	(53)	60	(60)	-
Other	693	143	836	124	960
Total	$30,915	$2,399	$33,314	$1,137	$34,451

The movement in deferred income tax liabilities during the year is as follows:

		Charged/(credited)		Charged/(credited)
		to the income	As at April 30,	to the income	As at April 30,
	As at May 1, 2010	statement	2011	statement	2012
Capital assets	$(1,204)	$(1,461)	$(2,665)	$(975)	$(3,640)
Total	$(1,204)	$(1,461)	$(2,665)	$(975)	$(3,640)

Tax attributes not recognized

As of April 30, 2012 and 2011, the Corporation has unrecognized tax attributes aggregating to $30,811 and $30,649, respectively, noted below, that are available to offset future taxable income. However, these tax attributes relate to companies that have a history of losses, and may not be used to offset taxable income.

Unrecognized net deferred tax assets

	April 30, 2012	April 30, 2011
Losses	$29,451	$29,125
Capital assets	(3,640)	(2,665)
Intangible assets	1,382	1,275
SRED	520	536
Investment Tax Credit	341	352
Deferred Revenue	216	454
Stock-based Compensation	1,581	676
Other	960	896
Total	$30,811	$30,649

WIRELESS MATRIX 2012 ANNUAL REPORT | F-36

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Loss carry-forwards

As at April 30, 2012, the Corporation has available non-capital losses for income tax purposes in Canada and the US totaling approximately $82,131, which are available to be carried forward to reduce taxable income in future years and for which no deferred income tax asset has been recognized, and which expire as follows:

Year	US	Canada	Total
2013	$10,920	-	$10,920
2014	-	$2,671	2,671
2015	-	536	536
2019	14,386	-	14,386
2020	13,254	-	13,254
2021	11,613	-	11,613
2022	1,399	-	1,399
2023	6,265	-	6,265
2024	2,208	-	2,208
2025	1,152	-	1,152
2026	-	1,081	1,081
2027	99	608	707
2028	-	662	662
2029	-	163	163
2030	1,114	689	1,803
2031	3,336	5,371	8,707
2032	3,606	998	4,604
	$69,352	$12,779	$82,131

21. TRANSITION TO IFRS

In preparing its opening IFRS consolidated statements of financial position, the Corporation has adjusted amounts previously reported that have been prepared in accordance with CGAAP. An explanation of how the transition from CGAAP to IFRS has affected the Corporation’s financial position, financial performance and cash flows is set out in the following tables and the notes that accompany the tables.

Transition elections

The Corporation has applied the following transition exemptions to full retrospective application to IFRS as at the Transition Date.

Business combinations
IFRS 1 provides the option to apply IFRS 3, Business Combinations, retrospectively or prospectively from the Transition Date. The Corporation has elected not to apply IFRS 3 to acquisitions of subsidiaries that occurred before the Transition Date. As a result of this election, the classification and accounting treatment of business combinations prior to the Transition Date have not been restated.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-37

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Foreign currency translation adjustments
In accordance with IFRS 1, the Corporation has elected to reset the cumulative transition gains or losses from its foreign operations that existed at the Transition Date to zero and reversed the previously recognized amounts in opening retained earnings.

Share-based payment transactions
IFRS 1 allows first-time adopters to apply IFRS 2, Share-based Payments, to equity instruments that were granted after November 7, 2002 and that have vested before the Transition Date. The Corporation has elected not to apply IFRS 2 to awards that vested prior to the Transition Date.

IFRS mandatory exceptions

Estimates
IFRS 1 requires that the Corporation’s estimates at Transition Date to IFRS must be consistent with estimates made at that date under CGAAP (after adjustments to reflect any difference in accounting policies), unless there is objective evidence that those estimates were in error.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-38

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of financial position on the Transition Date

		As reported under			As Reported
		Canadian GAAP at			under IFRS at
	NOTES	April 30, 2010	Reclassifications	Adjustments	May 1, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$14,018	$-	$-	$14,018
Accounts receivable, net of allowance for
doubtful accounts		5,895	-	-	5,895
Inventories		2,497	-	-	2,497
Prepaid expenses and other assets		1,185	-	-	1,185
Deferred product costs	T-3	-	5,382	-	5,382
		23,595	5,382	-	28,977
NON-CURRENT ASSETS
Prepaid expenses and other assets		654	-	-	654
Deferred product costs	T-3	9,482	(5,382)	-	4,100
Property and equipment, net of accumulated
depreciation		2,065	-	-	2,065
Goodwill		4,707	-	-	4,707
Intangible assets, net of accumulated
amortization		9,026	-	-	9,026
TOTAL ASSETS		$49,529	$-	$-	$49,529
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$2,073	$-	$-	$2,073
Accrued liabilities	T-3	2,924	(314)	-	2,610
Provisions		-	314	-	314
Deferred product revenue		6,906	-	-	6,906
Finance lease obligations		32	-	-	32
		11,935	-	-	11,935
NON-CURRENT LIABILITIES
Deferred product revenue		5,074	-	-	5,074
Finance lease obligations		33	-	-	33
TOTAL LIABILITIES		17,042	-	-	17,042
SHAREHOLDERS’ EQUITY
Common shares		128,795	-	-	128,795
Contributed surplus	T-2	2,062	-	1,154	3,216
Foreign currency translation reserve	T-1	630	-	(630)	-
Deficit	T-1, T-2	(99,000)	-	(524)	(99,524)
TOTAL SHAREHOLDERS’ EQUITY		32,487	-	-	32,487
TOTAL LIABILITIES AND SHAREHOLDERS’
EQUITY		$49,529	$-	$-	$49,529

WIRELESS MATRIX 2012 ANNUAL REPORT | F-39

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of changes in shareholders’ equity on the Transition Date

				Foreign
				currency		Total
	Common			translation		shareholders’
	shares		Contributed surplus	reserve	Deficit	equity
Reported under CGAAP
at April 30, 2010	82,656,027	$128,795	$2,062	$630	$(99,000)	$32,487
IFRS adjustments:
Share-based
compensation (T-2)	-	-	1,154	-	(1,154)	-
Foreign currency
translation (T-1)	-	-	-	(630)	630	-
	-	-	1,154	(630)	(524)	-
Reported under IFRS as
at May 1, 2010	82,656,027	$128,795	$3,216	$-	$(99,524)	$32,487

T-1 Foreign currency adjustments

In accordance with IFRS transitional provisions, the Corporation reset the cumulative translation adjustment account to zero at the Transition Date to IFRS. As a result, deficit has decreased and foreign exchange translation reserve has decreased by $630; however there is no net impact on total shareholders’ equity.

The gain or loss on a subsequent disposal of any foreign operation will exclude the foreign currency translation differences that arose before the Transition Date but will include later foreign currency translation differences.

T-2 Share-based compensation

On the Transition Date, the Corporation moved from straight-line to a graded vesting approach and applied an estimate of forfeitures when recognizing the share-based compensation expense. The graded vesting approach requires a greater portion of expense to be recorded in the initial vesting period compared to distributing the expense equally over all the vesting periods using the straight-line method. In addition, share-based compensation expense is recognized over the period that service is rendered and not the grant date of the stock. This change increased the deficit on Transition Date by $1,154 and increased contributed surplus by $1,154.

T-3 Deferred product costs and accrued liabilities

Deferred product costs have been segregated and a portion reclassified as current in accordance with IFRS. Accrued liabilities have been reclassified in accordance with IFRS.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-40

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of loss and comprehensive loss for the year ended April 30, 2011

		As reported
		under Canadian		As reported
		GAAP for the		under IFRS for
		year ended		the year ended
	NOTES	April 30, 2011	Adjustments	April 30, 2011
Revenue		$34,686	$-	$34,686
Cost of sales, excluding depreciation, amortization
and share-based compensation		12,716	-	12,716
General and administrative expenses		14,507	-	14,507
Research and development expenses		2,753	-	2,753
Share-based compensation	T-4	736	(159)	577
Corporate reorganization costs		3,746	-	3,746
Depreciation of property and equipment		780	-	780
Impairment loss on property and equipment		27	-	27
Amortization of intangible assets		3,035	-	3,035
Finance income, net of foreign exchange gain		(50)	-	(50)
Loss before income taxes		(3,564)	159	(3,405)
Income tax recovery		(57)	-	(57)
Net loss for the year		(3,507)	159	(3,348)
Exchange differences on translation of foreign
operations		58	-	58
Net loss and comprehensive loss for the year		$(3,565)	159	$(3,406)
Basic and diluted loss per share		$(0.04)		$(0.04)
Weighted average number of common shares
outstanding – basic		83,028,456		83,028,456
Weighted average number of common shares
outstanding – diluted		83,028,456		83,028,456

WIRELESS MATRIX 2012 ANNUAL REPORT | F-41

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of financial position as at April 30, 2011

		As reported under			As reported
		Canadian GAAP at			under IFRS at
	NOTES	April 30, 2011	Reclassifications	Adjustments	April 30, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$11,982	$-	$-	$11,982
Accounts receivable, net of allowance for
doubtful accounts		4,878	(15)	-	4,863
Lease receivable, net of allowances of
doubtful accounts		-	8	-	8
Inventories		275	-	-	275
Prepaid expenses and other assets		1,165	-	-	1,165
Deferred product costs	T-5	-	2,586	-	2,586
		18,300	2,579	-	20,879
NON-CURRENT ASSETS
Lease receivable, net of allowances of
doubtful accounts		-	7	-	7
Prepaid expenses and other assets		153	-	-	153
Deferred product costs		5,388	(2,586)	-	2,802
Property and equipment, net of accumulated
depreciation		1,938	-	-	1,938
Goodwill		4,707	-	-	4,707
Intangible assets, net of accumulated
amortization		10,324	-	-	10,324
TOTAL ASSETS		$40,810	$-	$-	$40,810
LIABILITIES AND SHAREHOLDERS’
EQUITY
CURRENT LIABILITIES
Accounts payable		$1,522	$-	$-	$1,522
Accrued liabilities	T-5	2,488	(354)	-	2,134
Provisions		-	354	-	354
Deferred product revenue		3,515	-	-	3,515
Finance lease obligations		8	-	-	8
		7,533	-	-	7,533
NON-CURRENT LIABILITIES
Deferred product revenue		3,369	-	-	3,369
TOTAL LIABILITIES		10,902	-	-	10,902
SHAREHOLDERS’ EQUITY
Common shares		129,364	-	-	129,364
Contributed surplus	T-4	2,479	-	995	3,474
Foreign currency translation reserve	T-1	572	-	(630)	(58)
Deficit		(102,507)	-	(365)	(102,872)
TOTAL SHAREHOLDERS’ EQUITY		29,908	-	-	29,908
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY		$40,810	$-	$-	$40,810

WIRELESS MATRIX 2012 ANNUAL REPORT | F-42

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of changes in shareholders’ equity at April 30, 2011

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	NOTES	Common shares		surplus	reserve	Deficit	equity
Reported under CGAAP at
April 30, 2011		83,348,264	$129,364	$2,479	$572	$(102,507)	$29,908
IFRS adjustments:
Share-based compensation	T-4	-	-	995	-	(995)	-
Foreign currency translation	T-1	-	-	-	(630)	630	-
		-	-	995	(630)	(365)	-
Reported under IFRS as at
April 30, 2011		83,348,264	$129,364	$3,474	$(58)	$(102,872)	$29,908

T-4 Share-based compensation

On the Transition Date, the Corporation moved from straight-line to a graded vesting approach and applied an estimate of forfeitures when recognizing the share-based compensation expense. The graded vesting approach requires a greater portion of expense to be recorded in the initial vesting period compared to distributing the expense equally over all the vesting periods using the straight-line method. In addition, share-based compensation expense is recognized over the period that service is rendered and not the grant date of the stock. As a result of the changes, there was a decrease to the year ended April 30, 2011 share-based payment charge of $159. There was also a corresponding decrease to contributed surplus of $159. This is in addition to the opening IFRS adjustment of $1,154 (see T-2).

T-5 Deferred product costs and accrued liabilities

Deferred product costs have been segregated and a portion reclassified as current in accordance with IFRS. Accrued liabilities have been reclassified in accordance with IFRS.

The transition to IFRS has had no impact on the consolidated statements of cash flows for the year ended April 30, 2011 other than presentational changes as required by IAS 7, Statement of Cash Flows.

22. SUBSEQUENT EVENT

The Corporation announced on December 20, 2012 that it has reached an agreement to sell all the shares of Wireless Matrix USA Inc., a Delaware corporation and wholly-owned subsidiary of Wireless Matrix (“Wireless USA”) to CalAmp Corp. (“CalAmp”), a leader in wireless communications solutions, for $53.0 million in cash (“Transaction”). Wireless USA is the primary operating subsidiary of the Corporation. The agreement is subject to the approval of the shareholders of the Corporation, and CalAmp securing funding to complete the purchase and other closing conditions. The Transaction is expected to close within approximately 75 days. Upon closing of the Transaction, the Corporation plans to undergo an orderly liquidation and to return 100% of the remaining capital to its shareholders (less a reasonable expense fund for its representatives to conduct this transaction and liquidation) and de-list from the Toronto Stock Exchange.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-43

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

23. RECONCILIATION TO U.S. GAAP

The U.S. GAAP accounting principles used in the preparation of these consolidated financial statements conform in all material respects to IFRS, except as set out below:

i) Internally developed software

All internally developed software is recognized as an intangible asset under IFRS. However, under US GAAP, internally developed software is presented as property, plant and equipment. Internally developed software has been reclassified within the reconciliation below.

ii) Stock Options

Under IFRS, the Corporation records share-based compensation over the service period to which the compensation relates to. In some instances, share-based compensation is recorded prior to the grant date. An estimated compensation expense is recorded and subsequently adjusted upon the grant date. Under U.S. GAAP, the Corporation does not meet the criteria to record share-based compensation prior to the grant date of the related share-based compensation award. This difference has been adjusted for in the reconciliation below.

iii) Cumulative Translation Adjustment

Upon conversion to IFRS, in accordance with IFRS 1, the Corporation reset the cumulative translation adjustment account to zero at the Transition Date of May 1, 2010. Under U.S. GAAP, this adjustment would not have been recorded and has been reversed in the reconciliation below.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-44

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of financial position as at April 30, 2012

	As reported			As Reported under
	under IFRS,			U.S. GAAP,
	April 30, 2012	Reclassifications	Adjustments	April 30, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,781	$-	$-	$8,781
Accounts receivable, net of allowance for doubtful accounts	3,878	-	-	3,878
Lease receivable, net of allowance for doubtful accounts	302	-	-	302
Inventories	346	-	-	346
Prepaid expenses and other assets	724	-	-	724
Deferred product costs	1,398	-	-	1,398
	15,429	-	-	15,429
NON-CURRENT ASSETS
Lease receivable, net of allowance for doubtful accounts	394	-	-	394
Prepaid expenses and other assets	80	-	-	80
Deferred product costs	1,406	-	-	1,406
Property and equipment, net of accumulated depreciation	1,399	9,294	-	10,693
Goodwill	4,707	-	-	4,707
Intangible assets, net of accumulated amortization	13,367	(9,294)	-	4,073
TOTAL ASSETS	$36,782	$-	$-	$36,782
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,373	$-	$-	1,373
Accrued liabilities	2,654	-	-	2,654
Provisions	501	-	-	501
Deferred product revenue	1,771	-	-	1,771
Finance lease obligations	-	-	-	-
	6,299	-	-	6,299
NON-CURRENT LIABILITIES
Deferred product revenue	1,736	-	-	1,736
Finance lease obligations	-	-	-	-
TOTAL LIABILITIES	$8,035	$-	$-	$8,035
SHAREHOLDERS’ EQUITY
Common shares	130,053	-	-	130,053
Contributed surplus	3,670	-	(24)	3,646
Foreign currency translation reserve	(74)	630	-	556
Deficit	(104,902)	(630)	24	(105,508)
TOTAL SHAREHOLDERS’ EQUITY	28,747	$-	$-	$28,747
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$36,782	$-	$-	$36,782

WIRELESS MATRIX 2012 ANNUAL REPORT | F-45

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of financial position as at April 30, 2011

	As reported			As Reported under
	under IFRS,			U.S. GAAP,
	April 30, 2011	Reclassifications	Adjustments	April 30, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,982	$-	$-	$11,982
Accounts receivable, net of allowance for doubtful accounts	4,863	-	-	4,863
Lease receivable, net of allowance for doubtful accounts	8	-	-	8
Inventories	275	-	-	275
Prepaid expenses and other assets	1,165	-	-	1,165
Deferred product costs	2,586	-	-	2,586
	20,879	-	-	20,879
NON-CURRENT ASSETS
Lease receivable, net of allowance for doubtful accounts	7	-	-	7
Prepaid expenses and other assets	153	-	-	153
Deferred product costs	2,802	-	-	2,802
Property and equipment, net of accumulated depreciation	1,938	7,068	-	9,006
Goodwill	4,707	-	-	4,707
Intangible assets, net of accumulated amortization	10,324	(7,068)	-	3,256
TOTAL ASSETS	$40,810	$-	$-	$40,810
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,522	$-	$-	$1,522
Accrued liabilities	2,134	-	-	2,134
Provisions	354	-	-	354
Deferred product revenue	3,515	-	-	3,515
Finance lease obligations	8	-	-	8
	7,533	-	-	7,533
NON-CURRENT LIABILITIES
Deferred product revenue	3,369	-	-	3,369
Finance lease obligations	-	-	-	-
TOTAL LIABILITIES	$10,902	$-	$-	$10,902
SHAREHOLDERS’ EQUITY
Common shares	129,364	-	-	129,364
Contributed surplus	3,474	-	(186)	3,288
Foreign currency translation reserve	(58)	630	-	572
Deficit	(102,872)	(630)	186	(103,316)
TOTAL SHAREHOLDERS’ EQUITY	$29,908	$-	$-	$29,908
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$40,810	$-	$-	$40,810

WIRELESS MATRIX 2012 ANNUAL REPORT | F-46

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of loss and comprehensive loss for the year ended April 30, 2012

	As reported under		As reported under
	IFRS		U.S. GAAP
	for the year ended		for the year ended
	April 30, 2012	Adjustments	April 30, 2012
Revenue	$33,330	$-	33,330
Cost of sales, excluding depreciation, amortization and share-based
compensation	11,037	-	11,037
General and administrative expenses	16,562	-	16,562
Research and development expenses	1,541	-	1,541
Litigation related expenses and settlements	1,141	-	1,141
Severance expenses	586	-	586
Share-based compensation	220	162	382
Corporate reorganization costs	(99)	-	(99)
Depreciation of property and equipment	787	-	787
Impairment loss on property and equipment	92	-	92
Amortization of intangible assets	3,549	-	3,549
Finance income, net of foreign exchange gain	(37)	-	(37)
	(2,049)	(162)	(2,211)
Loss before income taxes
Income tax recovery	(19)	-	(19)
Net loss for the year	(2,030)	(162)	(2,192)
Exchange differences on translation of foreign operations	16	-	16
Net loss and comprehensive loss for the year	$(2,046)	$(162)	$(2,208)
Basic and diluted loss per share	$(0.02)	$-	$(0.03)
Weighted average number of common shares outstanding - basic	83,925,229		83,925,229
Weighted average number of common shares outstanding - diluted	83,925,229		83,925,229

WIRELESS MATRIX 2012 ANNUAL REPORT | F-47

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of consolidated statements of loss and comprehensive loss for the year ended April 30, 2011

	As reported under		As reported under
	IFRS		U.S. GAAP
	for the year ended		for the year ended
	April 30, 2011	Adjustments	April 30, 2011
Revenue	$34,686	$-	$34,686
Cost of sales, excluding depreciation, amortization and share-based
compensation	12,716	-	12,716
General and administrative expenses	14,507	-	14,507
Research and development expenses	2,753	-	2,753
Share-based compensation	577	349	926
Corporate reorganization costs	3,746	-	3,746
Depreciation of property and equipment	780	-	780
Impairment loss on property and equipment	27	-	27
Amortization of intangible assets	3,035	-	3,035
Finance income, net of foreign exchange gain	(50)	-	(50)
	(3,405)	(349)	(3,754)
Loss before income taxes
Income tax recovery	(57)	-	(57)
Net loss for the year	(3,348)	(349)	(3,697)
Exchange differences on translation of foreign operations	58	-	58
Net loss and comprehensive loss for the year	$(3,406)	(349)	$(3,755)
Basic and diluted loss per share	$(0.04)	$-	$(0.04)
Weighted average number of common shares outstanding - basic	83,028,456		83,028,456
Weighted average number of common shares outstanding - diluted	83,028,456		83,028,456

WIRELESS MATRIX 2012 ANNUAL REPORT | F-48